Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-158287 and 333-169438) and the Registration Statement on Form S-3 (No.333-169434) of Acorn Energy, Inc. of our report dated March 17, 2014, relating to the consolidated financial statements and the effectiveness of internal control, which appear in this Form 10-K.

/s/ Friedman LLP
March 17, 2014
East Hanover, New Jersey